Exhibit 10.29

AMENDMENT TO THE FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. 1989
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 17, 2004)

WHEREAS, Financial Security Assurance Holdings Ltd. (the “Company”) maintains the Financial Security Assurance Holdings Ltd. 1989 Supplemental Employee Retirement Plan, as amended and restated effective December 17, 2004 (the “Plan”);

WHEREAS, Assured Guaranty Ltd. (“AGL”) entered into a stock purchase agreement dated November 14, 2008 to purchase the stock of Financial Security Assurance Holdings Ltd. (the “Company”) from Dexia Credit Local S.A. and Dexia Holdings, Inc. (“Dexia”) (such purchase referred to below as the “Transaction”);

WHEREAS, effective upon the closing of the Transaction, the Company desires to amend the Plan to appoint the Board of Directors of the Company to administer the Plan and to add AGL common shares as an investment benchmark under the Plan for Sean McCarthy’s account; and

WHEREAS, no Company stock or AGL common shares will be held in such employer stock fund.

NOW, THEREFORE, the Plan is hereby amended effective as of the closing of the Transaction as follows:

1.  By substituting the following for Section 2.7 of the Plan:

“‘Committee’ shall mean the Board.”

2.  By adding the following at the end of subsection 4.3(a) of the Plan:

“The Employer Stock Fund (as defined in Exhibit A) is available as an investment benchmark subject to the rules and regulations set forth in Exhibit A.”

3.  By adding the following as a new Exhibit A to the Plan:

“Exhibit A

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
1989 SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

Employer Stock Fund Rules and Regulations

Effective upon the closing of the Transaction (as defined below), an “Employer Stock Fund” shall be established as an investment benchmark for the Account of Sean McCarthy (“McCarthy”).  Such Account will be credited with 130,000 AGL Units, with each such AGL Unit representing the right to receive one share of common stock of Assured Guaranty Ltd. (“Shares”) upon a distribution from the Plan pursuant to Section 4.4 of the Plan.  Upon the occurrence of such crediting of the 130,000 AGL Units, the 22,306 Company units credited to his account (representing a deemed investment in a corresponding number of shares of Company common stock) will be canceled.  Except as otherwise provided by the Committee, no additional AGL Units may be credited to McCarthy’s account.  The term “Transaction” means the purchase of the stock of Financial Security Assurance Holdings Ltd. (the “Company”) from Dexia Credit Local S.A. and Dexia Holdings, Inc. pursuant to the stock purchase agreement dated November 14, 2008.

A-1.  Eligibility.  McCarthy is the only Participant eligible to invest all or a portion of his Account in the Employer Stock Fund.

A-2.  Allocations to and from Employer Stock Fund.  McCarthy’s investment in the 130,000 AGL Units shall be irrevocable, and such portion of McCarthy’s Account shall remain credited with such 130,000 AGL Units until such time as he is entitled to a distribution pursuant to Section 4.4 of the Plan with the number of Shares to be distributed to McCarthy equal to the number of AGL Units held in McCarthy’s Account.

A-3.  Dividends.  To the extent that any record date for dividends on Shares occurs during the period in which all or a portion of a McCarthy’s Account is allocated to the Employer Stock Fund, McCarthy’s Account will be credited with an amount equal to the dividends that would be payable with respect to such AGL Units, determined as though each AGL Unit credited to the Participant’s Account was a Share (the “Deemed Dividends”).  The Deemed Dividends shall be credited to an investment benchmark that is a money market fund or other similar investment benchmark selected by the Committee.”